Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General (OIG-HHS) of the Department of Health and Human Services (HHS) (collectively, the “United States”), the State of Georgia, the State of South Carolina, Tenet Healthcare Corporation (“Tenet”), Tenet HealthSystem Medical, Inc., Tenet HealthSystem GB, Inc. n/k/a Atlanta Medical Center, Inc., North Fulton Medical Center, Inc., Tenet HealthSystem Spalding, Inc. n/k/a Spalding Regional Medical Center, Inc., and Hilton Head Health System, L.P. (collectively and together with Tenet, the “Tenet Entities”), and Ralph D. Williams (“Relator”) (hereafter collectively referred to as the “Parties”), through their authorized representatives.

RECITALS

A. Tenet is a Nevada corporation with headquarters in Dallas, Texas. Tenet, through its subsidiaries, owned and operated hospitals in certain markets throughout the United States during all relevant periods.

B. On December 1, 2009, Relator filed a qui tam action in the United States District Court for the Middle District of Georgia, captioned United States ex rel. Williams v. Health Mgmt. Assocs., Tenet Healthcare, et al., No. 3:09-CV-130 (CDL), pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730(b) (the “Civil Action”). On September 18, 2012, Relator amended his qui tam complaint in the Civil Action to add the State of Georgia as a plaintiff under the Georgia False Medicaid Claims Act , O.C.G.A. §§ 49-4-168 et seq. On November 30, 2012, Relator severed certain claims in the Civil Action, and filed a separate complaint with respect to the severed claims, captioned United States ex rel. Williams v. Health Mgmt. Assocs., et al., No. 3:12-CV-151 (CDL) (the “Severed Action”). The Severed Action was

subsequently transferred to a multi-district litigation proceeding in the District Court for the District of Columbia. The Agreement does not settle any claims asserted by any party in the Severed Action. Relator filed his Second Amended Complaint on March 4, 2013. Relator filed his Third Amended Complaint on May 30, 2013. The State of Georgia intervened in the Civil Action on May 31, 2013, and filed its Complaint in Intervention on July 31, 2013. Tenet HealthSystem SGH, Inc. d/b/a Sylvan Grove Hospital was dismissed from the Civil Action without prejudice on October 24, 2013. The United States intervened in the Civil Action on February 18, 2014, and filed its Complaint in Intervention on March 18, 2014.

C. On such date as may be determined by the United States District Court for the Northern District of Georgia, Atlanta Medical Center, Inc. and North Fulton Medical Center, Inc. will plead guilty pursuant to Fed. R. Crim. P. 11 to an Information to be filed by the United States in United States v. Atlanta Med. Ctr., Inc. & North Fulton Med. Ctr., Inc. d/b/a North Fulton Hospital, Criminal Action No. [to be assigned] (N.D. Ga.) (the “Criminal Action”) that charges a conspiracy under Title 18, United States Code, Section 371, to violate the Anti-Kickback Statute, Title 42, United States Code, Sections 1320a-7b(b)(2)(A) and (B), and 1320a-7b(b)(1)(A) and (B), and to defraud the United States.

D. Simultaneous with the execution of this Agreement, Tenet HealthSystem Medical, Inc. will enter into a Non-Prosecution Agreement (“NPA”) with the Department of Justice. The NPA requires, among other things: (1) Tenet HealthSystem Medical, Inc. and Tenet to cooperate with the Department of Justice in any and all matters relating to the conduct described in the NPA and its Attachment A and other conduct under investigation by the Department of Justice; and (2) Tenet to retain an Independent Compliance Monitor for a term of 3 years to specifically address and reduce the risk of recurrence of violations of the Anti-Kickback Statute and the Stark Law.

E. The United States, the State of Georgia, the State of South Carolina, and Relator contend that the Tenet Entities submitted or caused to be submitted claims for payment to the Medicaid Program (Medicaid), 42 U.S.C. §§ 1396-1396w-5. The United States and Relator also contend that the Tenet Entities submitted or caused to be submitted claims for payment to the Medicare Program (Medicare), Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk-1.

F. The United States contends that it has certain civil claims against the Tenet Entities as described in the United States’ Complaint. The State of Georgia contends that it has certain civil claims against the Tenet Entities as described in the State of Georgia’s Complaint. The State of South Carolina contends it has certain civil claims against the Tenet Entities based on conduct described in the United States’ Complaint. Relator contends that he has certain civil claims against the Tenet Entities as described in his Third Amended Complaint. The conduct alleged in the United States’ Complaint, the State of Georgia’s Complaint, Relator’s Third Amended Complaint, and the NPA is referred to below as the Covered Conduct.

G. Except to the extent admitted in the guilty pleas entered by Atlanta Medical Center, Inc. and North Fulton Medical Center, Inc., this Settlement Agreement is neither an admission of liability by the Tenet Entities, which deny the claims asserted by the United States, the State of Georgia, the State of South Carolina, and the Relator, nor a concession by the United States, the State of Georgia, the State of South Carolina, or Relator that their claims are not well founded.

H. Relator claims entitlement under 31 U.S.C. § 3730(d) and O.C.G.A. § 49-4-168.2(i) to a share of the proceeds of this Settlement Agreement paid to the United States and the State of Georgia and to Relator’s reasonable expenses, attorneys’ fees and costs. Relator does not claim entitlement to a share of monies paid to the State of South Carolina.

To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of this Settlement Agreement, the Parties agree and covenant as follows:

TERMS AND CONDITIONS

1. The Tenet Entities shall pay to the United States, the State of Georgia and the State of South Carolina a total of $368,000,000 (“Settlement Amount”), and interest at the rate of 1.75% per annum from July 29, 2016, and continuing until and including the date of payment under this Agreement. Payment shall be made no later than ten (10) business days after the date of sentencing in the Criminal Action. Payment shall be made by electronic funds transfer pursuant to written instructions to be provided by the Civil Division of the United States Department of Justice, the State of Georgia, and the State of South Carolina. Tenet shall pay the principal portion of the Settlement Amount as follows: $244,227,535.30 to the United States, $122,880,339.70 to the State of Georgia, and $892,125.00 to the State of South Carolina.

2. Conditioned upon the United States receiving the Settlement Amount from Tenet, and as soon as feasible after receipt, the United States shall pay $56,172,333.12, plus pro rata interest, to Relator by electronic funds transfer.

3. The Tenet Entities shall pay Relator for expenses, attorney’s fees and costs no later than ten (10) business days after the date of sentencing in the Criminal Action, pursuant to a separate agreement between Relator and the Tenet Entities and written instructions provided by counsel for the Relator.

4. Subject to the exceptions in Paragraph 12 (concerning excluded claims) below, and conditioned upon the Tenet Entities’ full payment of the Settlement Amount, the United States releases the Tenet Entities, their predecessors, current and former divisions and direct and indirect subsidiaries from any civil or administrative monetary claim the United States has for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; or the common law theories of payment by mistake, fraud and unjust enrichment.

5. Subject to the exceptions in Paragraph 12 (concerning excluded claims) below, and conditioned upon the Tenet Entities’ full payment of the Settlement Amount, the State of Georgia releases the Tenet Entities, their predecessors, current and former divisions and direct and indirect subsidiaries from any civil or administrative monetary claim the State of Georgia has for the Covered Conduct under the Georgia False Medicaid Claims Act, O.C.G.A. §§ 49-4-168 et seq., the Georgia Medical Assistance Act, O.C.G.A. § 49-4-146.1(b), or the common law theories of breach of contract, payment by mistake, unjust enrichment, and fraud.

6. Subject to the exceptions in Paragraph 12 (concerning excluded claims) below, and conditioned upon the Tenet Entities’ full payment of the Settlement Amount, the State of South Carolina releases the Tenet Entities, their predecessors, current and former divisions and direct and indirect subsidiaries from any civil or administrative monetary claim the State of South Carolina has for the Covered Conduct under S.C. Code Ann. § 43-7-60(E), or the common law theories of breach of contract, payment by mistake, unjust enrichment, and fraud.

7. Subject to the exceptions in Paragraph 12 (concerning excluded claims) below, and conditioned upon the Tenet Entities’ full payment of the Settlement Amount, Relator, for himself and for his heirs, successors, attorneys, agents, and assigns, releases the Tenet Entities, Tenet HealthSystem SGH, Inc. d/b/a Sylvan Grove Hospital, and their predecessors, current and former divisions and direct and indirect subsidiaries from any civil monetary claim the Relator has on behalf of the United States for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733, and the State of Georgia for the Covered Conduct under the Georgia False Medicaid Claims Act, O.G.C.A. §§ 49-4-168 et seq.

8. In consideration of the obligations of the Tenet Entities in this Agreement and the NPA entered into between the United States Department of Justice and Tenet HealthSystem Medical, Inc., and conditioned upon the Tenet Entities’ full payment of the Settlement Amount, the OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against Tenet and Tenet HealthSystem Medical, Inc. (including Tenet HealthSystem Spalding, Inc. n/k/a Spalding Regional Medical Center, Inc., and Hilton Head Health System, L.P. and excluding Atlanta Medical Center, Inc. and North Fulton Medical Center, Inc.) under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law) or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in this Paragraph and in Paragraph 12 (concerning excluded claims), below. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude Tenet or Tenet HealthSystem Medical, Inc. (including Tenet HealthSystem Spalding, Inc. n/k/a Spalding Regional Medical Center, Inc., and Hilton Head Health System, L.P. and excluding Atlanta Medical Center, Inc. and North Fulton Medical Center, Inc.) from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 12, below.

9. a. In compromise and settlement of the rights of OIG-HHS to exclude Atlanta Medical Center, Inc. and North Fulton Medical Center, Inc., pursuant to 42 U.S.C. § 1320a-7(a)(1) based on their agreement to plead guilty to the felony described in Paragraph C of the Recitals above, and pursuant to 42 U.S.C. § 1320a-7(b)(7) based upon the Covered Conduct described in Paragraph F of the Recitals above, Atlanta Medical Center, Inc. and North Fulton Medical Center, Inc. agree to be permanently excluded from Medicare, Medicaid, and all other federal health care programs, as defined in 41 U.S.C. §1320a-7b(f). The permanent exclusion shall become effective upon the Effective Date of this Agreement.

b. Such exclusion of Atlanta Medical Center, Inc. and North Fulton Medical Center, Inc. shall have national effect. Federal health care programs shall not pay anyone for items or services, including administrative and management services, furnished, ordered, or prescribed by Atlanta Medical Center, Inc. and/or North Fulton Medical Center, Inc. in any capacity while Atlanta Medical Center, Inc. and/or North Fulton Medical Center, Inc. are excluded. This payment prohibition applies to Atlanta Medical Center, Inc. and North Fulton Medical Center, Inc. and all other individuals and entities (including, for example, anyone who employs or contracts with Atlanta Medical Center, Inc. and/or North Fulton Medical Center, Inc. and any hospital or other provider where Atlanta Medical Center, Inc. and/or North Fulton Medical Center, Inc. provides services). The exclusion applies regardless of who submits the claim or other request for payment. Violation of the conditions of the exclusion may result in criminal prosecution and the imposition of civil monetary penalties and assessments. Atlanta Medical Center, Inc. and North Fulton Medical Center, Inc. further agree to hold the federal health care programs, and all federal beneficiaries and/or sponsors, harmless from any financial responsibility for items or services furnished, ordered, or prescribed to such beneficiaries or sponsors after the effective date of the exclusion. Atlanta Medical Center, Inc. and North Fulton Medical Center, Inc. waive any further notice of the exclusion and agree not to contest such exclusion either administratively or in any state or federal court.

10. In consideration of the obligations of the Tenet Entities in this Agreement, and conditioned upon the Tenet Entities’ full payment of the Settlement Amount, the State of Georgia agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicaid against Tenet, Tenet HealthSystem Medical, Inc., and Tenet Healthsystem Spalding, Inc. n/k/a Spalding Regional Medical Center, Inc., for the Covered Conduct, except as reserved in Paragraph 12 (concerning excluded claims) below and in this Paragraph. Nothing in this Agreement precludes the State of Georgia from excluding from Medicaid or otherwise taking action against Tenet, Tenet HealthSystem Medical, Inc., and Tenet Healthsystem Spalding, Inc. n/k/a Spalding Regional Medical Center, Inc., based upon the Covered Conduct in the event that the Tenet Entities (other than Atlanta Medical Center, Inc. and North Fulton Medical Center, Inc.) are excluded by the federal government, or based upon conduct other than the Covered Conduct. As further described in Paragraph 9 above, in compromise and settlement of the rights of the State of Georgia to exclude Atlanta Medical Center, Inc. and North Fulton Medical Center, Inc. based on their respective agreements to plead guilty to the felony described in Paragraph C of the Recitals above, Atlanta Medical Center, Inc. and North Fulton Medical Center, Inc. agree to be permanently excluded from Georgia Medicaid effective upon the Effective Date of this Agreement.

11. In consideration of the obligations of the Tenet Entities in this Agreement, and conditioned upon the Tenet Entities’ full payment of the Settlement Amount, the State of South Carolina agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicaid against Tenet, Tenet HealthSystem Medical, Inc., and Hilton Head Health System, L.P., for the Covered Conduct, except as reserved in Paragraph 12 (concerning excluded claims) below and in this Paragraph. Nothing in this Agreement precludes the State of South Carolina from excluding from Medicaid or otherwise taking action against Tenet, Tenet HealthSystem Medical, Inc., and Hilton Head Health System, L.P., based upon the Covered Conduct in the event that the Tenet Entities (other than Atlanta Medical Center, Inc. and North Fulton Medical Center, Inc.) are excluded by the federal government, or based upon conduct other than the Covered Conduct.

12. Notwithstanding the releases given in paragraphs 4 through 6, 8, 10 and 11 of this Agreement, or any other term of this Agreement, the following claims of the United States, the State of Georgia and the State of South Carolina are specifically reserved and are not released:

a.	Any liability arising under Title 26, U.S. Code (Internal Revenue Code), the Georgia Revenue and Taxation Code, O.C.G.A. §§ 48-1-1 et seq. or the South Carolina Revenue Code, Title 12 of the SC Code of Laws;

b.	Any criminal liability, except to the extent agreed upon in the NPA;

c.	Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal and State health care programs;

d.	Any liability to the United States (or its agencies), the State of Georgia (or its agencies), or the State of South Carolina (or its agencies) for any conduct other than the Covered Conduct;

e.	Any liability based upon obligations created by this Agreement;

f.	Any liability of individuals;

g.	Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct;

h.	Any civil or administrative liability that any person or entity, including any released entities, has or may have to the States or to individual consumers or state program payors under any statute, regulation, or rule not expressly covered by the releases in Paragraphs 5 and 6 above, including but not limited to, any and all of the following claims: (i) State or federal antitrust violations; (ii) claims involving unfair and/or deceptive acts and practices and/or violations of consumer protection laws;

i.	Any liability, which may be asserted on behalf of any other payors or insurers, including those that are paid by the States’ Medicaid programs on a capitated basis;

j.	Any liability for express or implied warranty claims or other claims for defective or deficient products and services, including quality of goods and services, provided by the Tenet Entities; and

k.	Any liability based on a failure to deliver goods or services due.

13. Relator and his heirs, successors, attorneys, agents, and assigns shall not object to this Agreement but agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B). Conditioned upon Relator’s receipt of the payment described in Paragraph 2, Relator and his heirs, successors, attorneys, agents, and assigns fully and finally release, waive, and forever discharge the United States, its agencies, officers, agents, employees, and servants, from any claims arising from the filing of the Civil Action or under 31 U.S.C. § 3730, and from any claims to a share of the proceeds of this Agreement and/or the Civil Action.

14. Relator and his heirs, successors, attorneys, agents, and assigns shall not object to this Agreement but agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to O.C.G.A. § 49-4-168.2. Conditioned upon the State of Georgia receiving the Settlement Amount from Tenet, and as soon as possible after receipt, the State of Georgia shall pay $12,495,187.19 and pro rata interest to Relator. Conditioned upon Relator’s receipt of this payment, Relator and his heirs, successors, attorneys, agents, and assigns fully and finally release, waive, and forever discharge the State of Georgia, their agencies, officers, agents, employees, and servants, from any claims arising from the filing of the Civil Action or under O.C.G.A. § 49-4-168.2, and from any claims to a share of the State of Georgia’s proceeds under this Agreement and/or the Civil Action.

15. In consideration of the obligations of the Tenet Entities in this Agreement and in the separate agreement between Relator and the Tenet Entities regarding Relator’s claim for attorney’s fees and costs pursuant to 31 U.S.C. § 3730(d) and O.C.G.A. § 49-4-168.2 (the “Fees Settlement Agreement”) and conditioned upon the Tenet Entities’ full payment of both the Settlement Amount and Relator’s fees and costs pursuant to the Fees Settlement Agreement, Relator, for himself, and for his heirs, successors, attorneys, agents, and assigns, releases the Tenet Entities and Tenet HealthSystem SGH, Inc. d/b/a Sylvan Grove Hospital, their predecessors, current and former divisions, direct and indirect subsidiaries, officers, agents, and employees, from any liability to Relator arising from the filing of the Civil Action.

16. The Tenet Entities waive and shall not assert any defenses they may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States, the State of Georgia or the State of South Carolina concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code, the Georgia Revenue and Taxation Code, or the South Carolina Revenue Code, Title 12 of the S.C. Code of Laws.

17. The Tenet Entities fully and finally release the United States, the State of Georgia, and the State of South Carolina, their agencies, officers, agents, employees, and servants, from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that the Tenet Entities have asserted, could have asserted, or may assert in the future against the United States, the State of Georgia, and the State of South Carolina, their agencies, officers, agents, employees, and servants, related to the Covered Conduct and the United States’, the State of Georgia’s, and the State of South Carolina’s investigation and prosecution thereof.

18. The Tenet Entities fully and finally release the Relator, his heirs, successors, attorneys, agents, and assigns, from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that the Tenet Entities have asserted, could have asserted, or may assert in the future against the Relator, related to the Covered Conduct or the Civil Action and the Relator’s investigation and prosecution thereof.

19. The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare contractor (e.g., Medicare Administrative Contractor, fiscal intermediary, carrier), Medicaid, or any other state payer, related to the Covered Conduct; and the Tenet Entities agree not to resubmit to any Medicare contractor, Medicaid, or any other state payer any previously denied claims related to the Covered Conduct, agree not to appeal any such denials of claims, and agree to withdraw any such pending appeals.

20. The Tenet Entities agree to the following:

a. Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of the Tenet Entities, their present or former officers, directors, employees, shareholders, and agents in connection with:

(1)	the matters covered by this Agreement, the plea agreement referenced in Paragraph C of the Recitals above, and the NPA;

(2)	the United States’, the State of Georgia’s, and/or the State of South Carolina’s audit(s) and civil and criminal investigation(s) of the matters covered by this Agreement;

(3)	the Tenet Entities’ investigation, defense, and corrective actions undertaken in response to the United States’, the State of Georgia’s, and/or the State of South Carolina’s audit(s) and civil and criminal investigation(s) in connection with the matters covered by this Agreement (including attorney’s fees);

(4)	the negotiation and performance of this Agreement, the plea agreement referenced in Paragraph C of the Recitals above, and the NPA;

(5)	the payments the Tenet Entities make to the United States, the State of Georgia, and the State of South Carolina pursuant to this Agreement and any payments that the Tenet Entities make to Relator, including costs and attorney’s fees; and

(6)	the negotiation of, and obligations undertaken pursuant to the NPA to: (i) retain an Independent Compliance Monitor as described in the NPA; and (ii) prepare and submit reports to the Independent Compliance Monitor and the United States Department of Justice as set forth in the NPA, are unallowable costs for government contracting purposes and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (FEHBP) (hereinafter referred to as Unallowable Costs). However, nothing in paragraph 20.a.(6) that may apply to the obligations undertaken pursuant to the NPA affects the status of costs that are not allowable based on any other authority applicable to the Tenet Entities.

b. Future Treatment of Unallowable Costs: Unallowable Costs shall be separately determined and accounted for in nonreimbursable cost centers by the Tenet Entities, and the Tenet Entities shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by the Tenet Entities or any of their subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.

c. Treatment of Unallowable Costs Previously Submitted for Payment: The Tenet Entities further agree that within 90 days of the Effective Date of this Agreement they shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by the Tenet Entities or any of their subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the Unallowable Costs. The Tenet Entities agree that the United States, at a minimum, shall be entitled to recoup from the Tenet Entities any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by the Tenet Entities or any of their subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on the Tenet Entities or any of their subsidiaries or affiliates’ cost reports, cost statements, or information reports.

d. Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine the Tenet Entities’ books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.

21. The Tenet Entities agree to cooperate fully and truthfully with the United States’, the State of Georgia’s, and the State of South Carolina’s investigation of individuals and entities not released in this Agreement. Upon reasonable notice, the Tenet Entities shall encourage, and agree not to impair, the cooperation of their directors, officers, and employees, and shall use their best efforts to make available, and encourage, the cooperation of former directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals. The Tenet Entities further agree to furnish to the United States, the State of Georgia, and the State of South Carolina upon request, complete and unredacted copies of all non-privileged documents, reports, memoranda of interviews, and records in their possession, custody, or control concerning any investigation of the Covered Conduct that they have undertaken, or that has been performed by another on their behalf.

22. This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraph 23 (waiver for beneficiaries paragraph), below.

23. The Tenet Entities agree that they waive and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.

24. Upon receipt of the payments described in Paragraph 1, above, the Parties to the Civil Action shall promptly sign and file in the Civil Action a Joint Stipulation of Dismissal of the Civil Action pursuant to Rule 41(a)(1).

25. Each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement, except as otherwise provided in Paragraph 3.

26. Each party and signatory to this Agreement represents that it freely and voluntarily enters into this Agreement without any degree of duress or compulsion.

27. This Agreement is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the Middle District of Georgia. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

28. This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

29. The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.

30. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

31. This Agreement is binding on the Tenet Entities’ successors, transferees, heirs, and assigns.

32. This Agreement is binding on Relator’s successors, transferees, heirs, and assigns.

33. All parties consent to the United States’, the State of Georgia’s, the State of South Carolina’s and Relator’s disclosure of this Agreement, and information about this Agreement, to the public.

34. This Agreement is effective on the date of signature of the last signatory to the Agreement (Effective Date of this Agreement). Facsimiles and electronic transmissions of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

G.F. PETERMAN, III UNITED STATES ATTORNEY

DATED: 9/27/2016	BY:	/s/ Aimee J. Hall
Aimee J. Hall
Assistant United States Attorney
Middle District of Georgia

DATED: 9/30/2016	BY:	/s/ Laurie A. Oberembt
Marie V. Bonkowski
Laurie A. Oberembt
Senior Trial Counsel
Denise Barnes
Trial Attorney
Commercial Litigation Branch
Civil Division
United States Department of Justice

DATED: 9/28/2016	BY:	/s/ Robert K. DeConti
Robert K. DeConti
Assistant Inspector General for Legal Affairs
Office of Counsel to the
Inspector General
Office of Inspector General
United States Department of
Health and Human Services

THE STATE OF GEORGIA

SAMUEL S. OLENS
ATTORNEY GENERAL

DATED: 9/28/2016	BY:	/s/ Irvan A. Pearlberg
Irvan A. Pearlberg
Deputy Attorney General
Britt C. Grant
Solicitor General
Nancy B. Allstrom
Senior Assistant Attorney General
Sara E. Vann
Elizabeth S. White
Assistant Attorneys General
Georgia Medicaid Fraud Control Unit
Georgia Department of Law

DATED: 9/28/2016	BY:	/s/ Marial L. Ellis
Marial L. Ellis
General Counsel
Georgia Department of Community Health

THE STATE OF SOUTH CAROLINA

ALAN WILSON
ATTORNEY GENERAL

DATED: 9/27/2016	BY:	/s/ C. William Gambrell, Jr.
C. William Gambrell, Jr.
Senior Assistant Deputy Attorney General
Director, SC MFCU
Nancy G. Cote
Assistant Deputy Attorney General
Deputy Director, SC MFCU

DATED: 9/27/2016	BY:	/s/ Stephanie Goddard
Stephanie Goddard
Assistant General Counsel
South Carolina Department of Health and Human Services

DEFENDANTS

DATED: 9/29/2016	BY:	/s/ Douglas E. Rabe
DOUGLAS E. RABE
Vice President, for and on behalf of each of the following corporate entities:
Tenet Healthcare Corporation;
Tenet HealthSystem Medical, Inc.;
Tenet HealthSystem GB, Inc. n/k/a Atlanta Medical Center, Inc.;
North Fulton Medical Center, Inc.;
Tenet HealthSystem Spalding, Inc. n/k/a Spalding Regional Medical Center, Inc.; and
Hilton Head System, L.P.

DATED: 9/29/2016	BY:	/s/ Kathryn H. Ruemmler
KATHRYN H. RUEMMLER
LATHAM & WATKINS, LLP
555 Eleventh Street, N.W., Suite 1000
Washington, DC 20004

DATED: 9/29/2016	BY:	/s/ Abid R. Qureshi
ABID R. QURESHI
LATHAM & WATKINS, LLP
555 Eleventh Street, N.W., Suite 1000
Washington, DC 20004

DATED: 9/29/2016	BY:	/s/ William H. Jordan
WILLIAM H. JORDAN
ALSTON & BIRD LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309-3424

Counsel for Tenet Healthcare Corporation, Tenet HealthSystem Medical, Inc., Tenet HealthSystem GB, Inc. n/k/a Atlanta Medical Center, Inc., North Fulton Medical Center, Inc., Tenet HealthSystem Spalding, Inc. n/k/a Spalding Regional Medical Center, Inc., and Hilton Head Health System, L.P.

RALPH D. WILLIAMS – RELATOR

DATED: 9/27/2016	BY:	/s/ Ralph D. Williams
Ralph D. Williams

DATED: 9/27/2016	BY:	/s/ Marlan B. Wilbanks
Marlan B. Wilbanks
Susan S. Gouinlock
WILBANKS & GOUINLOCK, LLP
Monarch Plaza, Suite 725
3414 Peachtree Road, N.E.
Atlanta, GA 30326

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